Exhibit 99.1

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports

Second Quarter Financial Results and Pipeline Update

LINCOLNSHIRE, Illinois - (August 1, 2012) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today reported on its cash balance as of June 30, 2012, its financial results for the second quarter of 2012 and provided an update on the Company’s pipeline.

The Company’s cash and cash equivalents as of June 30, 2012 were approximately $42.4 million.  BioSante incurred a net loss of approximately $7.3 million or ($0.36) per share for the quarter ended June 30, 2012, compared to a net loss of $15.0 million or ($0.96) per share for the same period in 2011.  The decrease in the net loss was due primarily to lower expenses associated with the clinical development of LibiGel® (testosterone gel) as a result of the conclusion of the prior two Phase III efficacy trials; the LibiGel Phase III cardiovascular event and breast cancer safety study continues.

Pipeline Update

A Phase II open label study titled, “Allogeneic GM-CSF Vaccine and Lenalidomide in Treating Myeloma Patients With Near Complete Remission,” is recruiting subjects for treatment with the combination of BioSante’s GVAX Myeloma vaccine and lenalidomide (Revlimid®; Celgene).  Estimated enrollment is 15 subjects.  The primary endpoint of the study is improvement in the clinical response of subjects by adding GVAX Myeloma vaccine to subjects already receiving lenalidomide.

BioSante is continuing the development of two new LibiGel Phase III efficacy trials, and intends to provide additional trial design information and timing of trial initiation, as appropriate.  As stated previously, BioSante intends to apply for an FDA Special Protocol Assessment (SPA) agreement prior to initiating the efficacy trials.  It is expected that any new efficacy trials will include the same FDA-required efficacy endpoints as prior Phase III efficacy trials: an increase in the number of satisfying sexual events and sexual desire, and decreased distress associated with low desire.  BioSante targets an SPA agreement by year-end.

The ninth unblinded review of safety data from the LibiGel Phase III safety study by the independent Data Monitoring Committee (DMC) is expected to occur during the third quarter 2012.  BioSante remains blinded to all safety data in the Phase III safety study.

BioSante’s testosterone gel for male hypogonadism, which is licensed to Teva Pharmaceuticals, was approved by the FDA in the first quarter 2012. Teva is responsible for all regulatory and marketing activities.  Patent litigation between Teva and Abbott Laboratories, a marketer of a testosterone for men, was settled in December 2011; however terms of the settlement agreement are confidential and have not been disclosed publicly.  A launch date has not been announced.  According to IMS, the current U.S. market for male testosterone products is estimated at over $1.6 billion.

About BioSante Pharmaceuticals, Inc.

BioSante’s corporate strategy is the development of high value medically-needed pharmaceutical products, as well as seeking to implement strategic alternatives with respect to its products and its company, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies.  BioSante´s products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III clinical development.  BioSante also is developing a portfolio of cancer vaccines, with 17 Phase I and Phase II clinical trials currently on-going.  Four of these vaccines have been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA).  BioSante´s other products include an FDA-approved testosterone gel for male hypogonadism, which is licensed to Teva Pharmaceuticals USA, Inc.,  and the Pill-Plus™, an oral contraceptive in Phase II clinical development by Pantarhei Bioscience B.V.  BioSante´s first FDA-approved product, Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, is marketed in the U.S. by Jazz Pharmaceuticals, BioSante´s licensee.  Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans and intentions with respect to the two new LibiGel Phase III efficacy trials and the timing of certain milestones in connection therewith, the timing of the next review of the LibiGel Phase III safety study by the independent Data Monitoring Committee  and other statements identified by words such as “intends,” “anticipates,” “will,” “continue,” “could,” “believes,” “expects,” “targets,” “may,” “estimates,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause BioSante´s actual results to be materially different than those expressed in or implied by BioSante´s forward-looking statements. For BioSante, particular uncertainties and risks include, among others, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing and other success of BioSante´s licensees or sublicensees and BioSante´s future revenues, if any, from its licensees and sublicensees; uncertainties relating to the future and costs of BioSante´s product development programs and BioSante´s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect BioSante´s actual results are described in BioSante´s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release and are based on BioSante´s current beliefs and expectations. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	Harris D. McKinney, Inc.
Tricia Swanson	Alan Zachary
(646) 378-2953	312-506-5220
tswanson@troutgroup.com	azachary@harrisdmckinney.com